EXHIBIT 3.1 - Certificate of Incorporation

                          CERTIFICATE OF INCORPORATION
                                       OF
                                    BAB, Inc.

The undersigned, a natural person, for the purpose of organizing a corporation under the laws of the State of Delaware, makes, files and records this Certificate of Incorporation, and hereby certifies that:

                                       I.

The name of the corporation is BAB, Inc.

                                       II.

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at that address is The Corporation Trust Company.

                                      III.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                       IV.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 20,000,000 shares, consisting of:

(a) 15,000,000 shares of Common Stock, par value $0.001 per share;

(b) 5,000,000 shares of Preferred Stock, par value $0.001 per share.

The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting, powers, preferences and rights of the shares or each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

                                       V.

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless required by the bylaws of the corporation.

                                       VI.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws.

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                                      VII.

The corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                                      VIII.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                       IX.

The incorporator is Michael K. Murtaugh, whose mailing address is c/o BAB Holdings, Inc., 8501 W. Higgins Road, Suite 320, Chicago, IL 60631. Upon filing of this Certificate of Incorporation, the powers of the incorporator shall terminate and all powers of governance of the corporation shall be vested in the persons named in Article X as the initial members of the Board of Directors.

                                       X.

The initial members of the Board of Directors, who shall serve until the first annual meeting of stockholders, are:




Name                                  Address
Michael W. Evans                      8501 W. Higgins Road  Chicago, IL
                                      60631
Michael K. Murtaugh                   8501 W. Higgins Road  Chicago, IL
                                      60631
David L. Epstein                      9700 Higgins Road, Suite 630
                                      Rosemont, IL 60018
Robert B. Nagel                       516 Elder Drive   Winnetka, IL 60093



IN WITNESS WHEREOF, this Certificate has been subscribed this 28th day of August, 2000, by the undersigned, who affirms that the statements made herein are true and correct.

Michael K. Murtaugh, Incorporator